THE

CINCINNATI  INSURANCE  COMPANIES

THE CINCINNATI INSURANCE COMPANY                 THE CINCINNATI INDEMNITY COMPANY

THE CINCINNATI CASUALTY COMPANY        THE CINCINNATI LIFE INSURANCE COMPANY

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

(513) 870-2768

Media Contact: Joan O. Shevchik

(513) 603-5323

Delaware Agency Appointed to Represent The Cincinnati Insurance Company

• 32nd state of operations for regional insurer

• Additional agencies to be appointed in Maryland/Delaware marketing territory

Cincinnati, June 2, 2005 – Cincinnati Financial Corporation (Nasdaq: CINF) announced that The Cincinnati Insurance Companies launched operations in Delaware on June 1 with the appointment of the first independent agency from that state. L&W Insurance, Inc. has been selected to bring Cincinnati’s property casualty insurance products to business customers in the Dover area. Cincinnati Insurance executives met at the company’s headquarters with William J. Strickland, president of L&W Insurance, to initiate the relationship.

Senior Vice President of Sales & Marketing J.F. Scherer commented, “Our Wilmington, Delaware-based field marketing representative, Carla Nienhuis, is working to open the new marketing territory serving Delaware and parts of Maryland. She is screening interested agencies to select those with the highest professional standards, compatible philosophies and formal marketing plans. In Maryland, agency direct written premiums have grown to $34 million in 2004, just 10 years after we appointed the first Maryland agency. By staffing a second Maryland territory that includes Delaware agencies, we can offer outstanding service and new business support.”

Fortune (April 18, 2005) ranked Cincinnati among the top 20 publicly traded property and casualty insurers, with total 2004 revenues of $3.614 billion. Operations began in Ohio in 1950 and now extend to 32 states, primarily in the Midwest and South. The company’s strong relationship with its 994 agencies generally results in Cincinnati becoming a lead carrier for each new agency within a few years.

Scherer commented, “As we expand geographically, we carefully research regulatory and market conditions. But our consistently strong performance through all kinds of markets is due first and foremost to the depth of our relationship and service commitment to local independent agents. We plan a great partnership with L&W Insurance. Together, we’ll expand the choices available to quality-minded business insurance customers in their community.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

6200 S. Gilmore Road, Fairfield, Ohio  45014-5141